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                                                                      EXHIBIT 23


                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-57665, 33-58354, 33-58352, 33-59011, and 33-41208) pertaining to the INTERMET Corporation Director's Stock Option Plan, the INTERMET Corporation Key Individual Stock Option Plan, the INTERMET 1997 Directors Stock Option Plan, the INTERMET Corporation Executive Stock Option and Incentive Award Plan, and the INTERMET 2000 Corporation Executive Stock Option and Incentive Award Plan, respectively, of our report dated February 6, 2002, with respect to the consolidated financial statements and schedule of INTERMET Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2001.

/s/ Ernst & Young LLP

Detroit, Michigan
February 25, 2002